Exhibit 99.1

FOR IMMEDIATE RELEASE
Minneapolis, MN – January 23, 2026

Nuwellis Announces Changes to Board of Directors

MINNEAPOLIS – January 23, 2026 – Nuwellis, Inc. (Nasdaq: NUWE), a medical technology company focused on advancing precision cardiorenal care in critical care settings, today announced the appointment of Katharyn Field and Mika Grasso to its board of directors, effective January 21, 2026.

Ms. Field is the Chief Executive Officer of iSpecimen Inc., where she oversees performance improvement and the redevelopment of the proprietary software platform.  Prior to serving as Chief Executive Officer she served as President, Chairman, and as an independent director.  She has served as a director of LogProstyle since September 2024, as an Executive Director of Akanda Corporation since June 2022, and previously served as a director of Virpax Pharmaceuticals Inc. and Aerwins Technologies Inc.  Ms. Field previously served in various roles at Halo Collective, including as Chief Executive Officer and Chairman from 2022 to 2025, as President from 2020 to 2022, and as Chief Strategy Officer from 2019 to 2020, and also served as Executive Vice President, Corporate Development for Marimed Inc. from 2018 to 2019.  Ms. Field has held many other positions prior to engaging in those included in this release.  She received her MBA with a concentration in Strategy and Economics from Columbia Business School and a BA in Public Policy, with a Minor in Art History, from Stanford University.

Mr. Grasso is an Investment Manager at a private family office, where he is responsible for evaluating investment opportunities across public and private markets. Prior to serving as an Investment Manager, he served as a Finance Associate for Zions Capital Markets from November 2023 until March 2025, Investment Banking Associate at Paulson Investment Company from February 2022 until November 2023, Analyst at Goldman Sachs from August 2021 to February 2022, and as an Analyst on the Real Assets Team at Power Systems Management from May 2020 to August 2021. Mr. Grasso received his MS in Finance with a concentration in Investment Management and BS in Business Administration from the University of Colorado Boulder, Leeds School of Business.

Also, effective January 21, 2026, Dave McDonald, Mike McCormick, and Dr. Maria Costanzo each resigned from the Company’s Board of Directors and the respective committees on which they served. The Company confirmed that these resignations were not the result of any disagreement with Nuwellis regarding its operations, policies, or practices.

“We thank Dave, Mike, and Maria for their service and contributions to Nuwellis,” said John L. Erb, President and Chief Executive Officer of Nuwellis. “We are pleased to welcome Katharyn and Mika to the Board and look forward to benefiting from their financial, operational, and governance experience as we continue executing our strategic priorities.”

Additional details regarding these Board changes are included in the Company’s Form 8-K filed with the SEC.

About Nuwellis Nuwellis, Inc. (Nasdaq: NUWE) is a medical technology company advancing precision fluid management technologies across the cardiorenal continuum. The Company develops solutions designed to support patient care through monitoring, therapy, and data-informed clinical decision-making across acute and chronic care settings. Nuwellis’ portfolio includes commercially available and development-stage technologies addressing complex cardiorenal conditions, with a focus on safety, precision, and scalability across patient populations.

Nuwellis is headquartered in Minneapolis, Minnesota. For more information, visit www.nuwellis.com or follow the Company on LinkedIn and X.

About the Aquadex SmartFlow® System The Aquadex SmartFlow system delivers clinically proven therapy using a simple, flexible and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

Forward-Looking Statements Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the new market opportunities and anticipated growth in 2026 and beyond. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with our ability to execute on our commercialization strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Nuwellis does not assume any obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.

For further information, please contact:

Investor Relations:
ir@nuwellis.com

Media Contact:
Leah McMullen
Director of Communications
Leah.mcmullen@nuwellis.com